Exhibit 99.1

StoneX Announces a Three-for-Two Stock Split

NEW YORK – May 26, 2026 – StoneX Group Inc. (NASDAQ: SNEX) announced today that its Board of Directors has approved a three-for-two split of its common stock to make stock ownership more accessible to employees and investors. The stock split will be effected as a stock dividend entitling each stockholder of record to receive one additional share of common stock for every two shares owned. Additional shares issued as a result of the stock dividend will be distributed after close of trading on July 17, 2026, to stockholders of record at the close of business on July 7, 2026. Cash will be distributed in lieu of fractional shares based on the opening price of a share of common stock on July 8, 2026. Trading is expected to begin on a stock split-adjusted basis at market open on July 20, 2026.
Forward-Looking Statements
Certain statements, including, without limitation, statements regarding the expected timing and impact of the stock dividend are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations. Various important factors could cause actual results to differ materially, including the risks identified in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2025. StoneX disclaims any obligation to update this information.
About StoneX Group Inc.
StoneX Group Inc., through its subsidiaries, operates a global financial services network that connects companies, organizations, traders and investors to the global market ecosystem through a unique blend of digital platforms, end-to-end clearing and execution services, high touch service and deep expertise. The Company strives to be the one trusted partner to its clients, providing its network, product and services to allow them to pursue trading opportunities, manage their market risks, make investments and improve their business performance. A Fortune-500 company headquartered in New York City and listed on the Nasdaq Global Select Market (NASDAQ:SNEX), StoneX Group Inc. and its more than 5,400 employees serve more than 80,000 commercial, institutional, and payments clients, and more than 400,000 retail accounts, from more than 80 offices spread across six continents. Further information on the Company is available at www.stonex.com.

StoneX Group Inc.
Investor inquiries:
Kevin Murphy
(212) 403 - 7296
kevin.murphy@stonex.com
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